Exhibit 99.1
NEWS FOR IMMEDIATE RELEASE
April 25, 2012

Company Contact:
Anthony Dombrowik
(509) 568-7800

Investor Relations:
Stacy Feit
Financial Relations Board
(213) 486-6549

Ambassadors Group, Inc. Reports

First Quarter 2012 Results

Spokane, WA, April 25, 2012 - Ambassadors Group, Inc. (NASDAQ:EPAX), a leading provider of educational travel experiences and online education research materials, today announced its results for the first quarter ended March 31, 2012.

Overview

•	Gross revenue, from all sources including non-directly delivered travel programs, of $2.7 million during seasonally lower first quarter.

•	Total reported revenue of $2.5 million compared to $1.7 million in the first quarter of 2011.

•	Gross margin of 52.4 percent compared to 58.6 percent in the prior year quarter.

•	Total operating expense of $12.9 million compared to $14.5 million in the first quarter of last year.

•	Net loss of $7.9 million, or $0.45 per diluted share, compared to net loss of $8.7 million, or $0.48 per diluted share, in the prior year quarter. Net loss before special items of $7.4 million.

•	Maintained strong balance sheet and liquidity position; cash and cash equivalents and available-for-sale securities balance of $83.7 million and no debt outstanding.

•	Continued improvement in enrolled revenue for 2012 programs, now down 8.1 percent year-over-year for all programs and 7.2 percent year-over-year for the core Student Ambassadors Programs.

•	Subsequent to quarter-end, the Company listed its Spokane, Washington headquarters for sale.

Financial Highlights
(in thousands except percent and per share data)
	Quarter ended March 31,
	2012	2011
Gross revenue, all travel programs	$1,489	$776
Internet content and advertising revenue	$1,198	$1,003
Gross revenue, all sources	$2,687	$1,779
Gross margin, all travel programs	$381	$173
Gross margin, internet content and advertising	$1,028	$870
Gross margin percentage	52.4%	58.6%
Operating expense	$12,894	$14,478
Net loss before special items	$(7,391)	$(8,503)
Net loss	$(7,906)	$(8,729)
Loss per diluted share	$(0.45)	$(0.48)

“During the first quarter, which is typically a seasonally slow period, we focused on executing on our retention initiatives to maximize enrolled revenue for the upcoming 2012 travel season. Using our higher touch, relationship-based model, we have been successful in driving improvement since our last update. Enrolled revenue for our core Student Ambassadors Program is now down 7.2 percent, an improvement from our first report on the 2012 season given on October 26, 2011, when enrolled revenue was down 13 percent,” said Jeff Thomas, Ambassador Group’s President and Chief Executive Officer. “With the progress we have made on 2012 enrollments for the Student Ambassadors programs, we are also now focusing our relationship-based approaches on piloting some new marketing programs to generate enrollments for the 2013 travel season in advance of our fall marketing campaign.    By engaging with our customers earlier than usual, we were able to achieve sales of our high-quality, differentiated programs outside of our traditional channel as the value of our programs resonates with delegate families.  We are pleased to report as a result we now have over 300 delegates enrolled for the 2013 season.  We also continue to broaden our digital presence, as a complement to our traditional marketing program, through increased following and engagement on our Facebook page and a new live chat function on our website.  We believe these efforts are positively impacting our program retention and expect to drive incremental enrollments from this lead source for the 2013 season.”

Thomas continued, “Consistent with our commitment to prudently manage the business, we began implementing our cost cutting initiatives during the first quarter.  Operating expenses declined $1.6 million year-over-year with improvements in our sales and marketing infrastructure, as well as corporate overhead.  In addition, after evaluating options to maximize the value of our corporate headquarters, subsequent to quarter-end we listed the property for sale.  We believe the Spokane real estate market has begun to stabilize, which should enable us to monetize an underutilized asset and strengthen the Company’s financial condition.  We remain on track to reduce our variable expense budget by approximately $4.5 to $5.5 million this year while executing on our strategic initiatives to drive the delegate growth necessary to improve our long-term profitability profile and increase value for our shareholders.”

First Quarter 2012 Results

During the first quarter of 2012, the Company traveled 747 delegates compared to 320 delegates during the prior year quarter reflecting a shift in timing for the spring Student Leadership delegations, as school spring breaks occurred earlier than in the prior year. This increase in travel-related revenue coupled with a 19 percent increase in internet content and advertising revenue related to BookRags, the Company’s online education research business, drove a 48 percent increase in total revenue to $2.5 million. Net loss for the quarter was $7.9 million, or $0.45 per diluted share, compared to a net loss of $8.7 million, or $0.48 per diluted share, in the prior year quarter.

Gross margin for the quarter was $1.4 million, up from $1.0 million in the first quarter of 2011 primarily due to the aforementioned timing of the Student Leadership delegations.  Gross margin percentage decreased to 52.4 percent from 58.6 percent in the prior year period due primarily to the margin impact of BookRags combined with shorter duration product offerings of the spring Student Leadership programs. Gross margin is calculated as the sum of gross revenue non-directly delivered programs, gross revenue directly delivered programs and internet content and advertising revenue less cost of sales non-directly delivered programs, costs of sales directly delivered programs and cost of sales internet content and advertising.  Gross margin percentage is calculated as gross margin divided by the sum of gross revenue non-directly delivered programs, gross revenue directly delivered programs and internet content and advertising revenue.

First quarter operating expenses of $12.9 million declined 11 percent from $14.5 million in the prior year period due to implementation of cost cutting initiatives.

Balance Sheet and Liquidity

Total assets on March 31, 2012 were $150.9 million, including $83.7 million in cash, cash equivalents and short-term available-for-sale securities. Long-term assets totaled $39.9 million primarily reflecting goodwill and intangible assets of the BookRags business, technology, hardware and systems used to deliver services, and the Company’s office building which has since been listed for sale.  Total liabilities were $81.7 million, including $73.8 million in participant deposits for future travel.  The Company has no debt outstanding with deployable cash at March 31, 2012 of $27.5 million.

The Company paid a quarterly dividend of $0.06 per share on March 15, 2012.

The following table summarizes the cash flows as further disclosed in the accompanying financial statements.  Free cash flow, a non-GAAP measure, which is defined as cash flow from operations less purchase of property, equipment and intangibles is also noted (in thousands):

	UNAUDITED
	Quarter ended March 31,
	2012	2011
Cash flow from operations	$26,934	$16,436
Purchases of property, equipment and intangibles	(851)	(1,029)
Free cash flow	26,083	15,407

Net sale (purchase) of available-for-sale securities	(34,371)	(10,453)
Dividend payments to shareholders	(1,054)	(1,080)
Repurchase of common stock	-	(5,327)
Other cash flows, net	(137)	21
Net change in cash and cash equivalents	$(9,479)	$(1,432)

The change in cash flow from operations between periods, and in turn free cash flow, was driven by a return to a normalized level of prepaid program costs and expenses relative to the first quarter of 2011.  This change is partially offset by a decline in participant deposits due to a lower number of enrollments for future travel periods.

Free cash flow is a non-GAAP measure defined in the attached schedules.

Subsequent Event

On April 4, 2012, the Company’s board of directors approved the listing for sale of its corporate headquarters building located in Spokane, Washington.   Management intends to relocate the headquarters to a new leased location also in Spokane. The Company will continue to classify the building as an asset held for use until the sale is probable and it becomes unlikely that significant changes to the plan will be made.   The asset has a total net carrying value, including all related assets, of approximately $16.1 million and is recoverable as an asset held for use.  However, the Company will reassess the fair value of the building at each reporting period to determine whether the building qualifies as an asset held for sale and if the carrying value is recoverable as the proposed sale process continues.  If the carrying value is not deemed to be recoverable based on current market conditions, the Company may be required to record impairment charges for these assets in the future.

Outlook for 2012

As of April 22, 2012, enrolled revenue for 2012 travel programs was $141.5 million, down 8.1 percent from the same point last year, based on enrolled travelers of 22,686 compared to 24,974.  Enrolled revenue for the Company’s core product, Student Ambassadors, is down 7.2 percent to $129.0 million compared to $139.1 million at the same date last year, based on enrolled travelers of 18,734 compared to 20,326.

Enrolled revenue consists of estimated gross receipts to be recognized upon travel of an enrolled participant and revenue recognized for any delegates who have completed travel for the travel year referenced. Reported net enrollments consist of all participants who have enrolled in the Company’s programs less those that have already withdrawn, including travel that has been completed.  Enrolled revenue may not result in actual gross receipts eventually recognized by the Company due to both withdrawals from the Company’s programs and expected future enrollments.

The Company is reaffirming its guidance for 2012 previously provided on February 8, 2012 as follows:

•	Consolidated gross revenues for all programs and operations to be between $135 million and $145 million;

•	Consolidated gross margin as a percentage of gross revenue for all programs and operations of 36 percent to 38 percent; and

•	Net income before any special items of between $3 million and $5 million.

Conference Call and Webcast Information

The Company will host a conference call to discuss first quarter 2012 results of operations on Thursday, April 26, 2012, at 11:30 a.m. Eastern Time (8:30 a.m. Pacific Time).  Participants can access the call via the internet at www.ambassadorsgroup.com/EPAX. The call can also be accessed by dialing 888-204-4520 or 913-312-0950 (international) and providing the passcode: 6513443.  Approximately 24 hours following the call, a webcast will be available through July 28, 2012 at www.ambassadorsgroup.com/EPAX. A replay of the call will also be available through May 1, 2012 and can be accessed by dialing 888-203-1112 or 719-457-0820 (international) and providing the pass code: 6513443.

About Ambassadors Group, Inc.

Ambassadors Group, Inc. (NASDAQ: EPAX) is a socially conscious education company located in Spokane, Washington. Ambassadors Group, Inc. is the parent company of Ambassador Programs, Inc., World Adventures Unlimited, Inc. and BookRags, Inc., an educational research website. The Company also oversees the Washington School of World Studies, an accredited travel study and distance learning school. Additional information about Ambassadors Group, Inc. and its subsidiaries is available at www.ambassadorsgroup.com. In this press release, “Company”, “we”, “us”, and “our” refer to Ambassadors Group, Inc. and its subsidiaries.

Forward-Looking Statements

This press release contains forward-looking statements regarding actual and expected financial performance and the reasons for variances between period-to-period results. Forward-looking statements, which are included per the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release and may not reflect risks related to international unrest, outbreak of disease, conditions in the travel industry, the direct marketing environment, changes in economic conditions and changes in the competitive environment. We expressly disclaim any obligation to provide public updates or revisions to any forward-looking statements found herein to reflect any changes in expectations or any change in events. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be met. For a more complete discussion of certain risks and uncertainties that could cause actual results to differ materially from anticipated results, please refer to the Ambassadors Group, Inc. 10-K filed March 12, 2012.

AMBASSADORS GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	UNAUDITED
	Quarter ended March 31,
	2012	2011	$ Change	% Change
Net revenue (loss), non-directly delivered programs (1)	$89	$(35)	$124	354%
Gross revenue, directly delivered programs (2)	1,178	694	484	70%
Internet content and advertising revenue	1,198	1,003	195	19%
Total revenue	2,465	1,662	803	48%
Cost of sales, directly delivered programs (2)	886	486	400	82%
Cost of sales, internet content and advertising	170	133	37	28%
Gross margin (3)	1,409	1,043	366	35%

Operating expenses:
Selling and marketing	8,687	10,095	(1,408)	-14%
General and administration	4,207	4,383	(176)	-4%
Total operating expenses	12,894	14,478	(1,584)	-11%

Operating loss	(11,485)	(13,435)	1,950	15%

Other income
Interest and dividend income	241	335	(94)	-28%
Foreign currency expense and other	2	181	(179)	-99%
Total other income	243	516	(273)	-53%
Loss before income tax benefit	(11,242)	(12,919)	1,677	13%
Income tax provision	3,336	4,190	(854)	-20%
Net loss	$(7,906)	$(8,729)	$823	9%

Weighted average shares outstanding – basic and diluted	17,576	18,025	(449)	-2%
Net loss per share — basic and diluted	$(0.45)	$(0.48)	$0.03	6%

(1)
Net revenue, non-directly delivered programs consists of gross revenue, less program pass-through expenses for non-directly delivered programs because we primarily engage third-party operators to perform these services.

	UNAUDITED
	Quarter ended March 31,
	2012	2011	% Change
Gross revenue	$310	$82	278%
Cost of sales	221	117	89%
Net revenue	$89	$(35)	354%

(2)
Gross revenue and cost of sales for directly delivered programs are reported as separate items because we plan, organize and operate all activities, including speakers, facilitators, events, accommodations and transportation.

(3)
Gross margin is calculated as the sum of gross revenue non-directly delivered programs, gross revenue directly delivered programs and internet content and advertising revenue less cost of sales non-directly delivered programs, costs of sales directly delivered programs and cost of sales internet content and advertising.  Gross margin percentage is calculated as gross margin divided by the sum of gross revenue non-directly delivered programs, gross revenue directly delivered programs and internet content and advertising revenue.

AMBASSADORS GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
	UNAUDITED		AUDITED
	March 31,		December 31,
	2012	2011	2011
Assets
Current assets:
Cash and cash equivalents	$10,040	$5,406	$19,519
Available-for-sale securities	73,659	82,942	39,128
Foreign currency exchange contracts	-	3,012	-
Prepaid program cost and expenses	23,053	28,824	13,299
Accounts receivable	4,112	5,321	1,395
Deferred tax asset	142	-	668
Total current assets	111,006	125,505	74,009
Property and equipment, net	25,734	27,461	26,104
Available-for-sale securities	703	1,249	700
Foreign currency exchange contracts	164	295	-
Intangibles	3,440	3,369	3,421
Goodwill	9,781	9,781	9,781
Other long-term assets	85	85	85
Total assets	$150,913	$167,745	$114,100

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$5,335	$6,426	$5,858
Participants’ deposits	73,449	87,008	27,396
Foreign currency exchange contracts	531	-	1,671
Deferred tax liability	-	696	-
Other liabilities	104	102	112
Total current liabilities	79,419	94,232	35,037
Participants’ deposits	326	-	-
Foreign currency exchange contracts	-	-	102
Deferred tax liability	1,918	1,357	2,004
Total liabilities	81,663	95,589	37,143
Stockholders’ equity	69,250	72,156	76,957
Total liabilities and stockholders’ equity	$150,913	$167,745	$114,100

AMBASSADORS GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	UNAUDITED
	March 31,
	2012	2011
Cash flows from operating activities:
Net loss	$(7,906)	$(8,729)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,181	1,153
Stock-based compensation	350	553
Deferred income tax benefit	(89)	(391)
Gain on foreign currency exchange contracts	-	(183)
Loss on disposition and impairment of property and equipment	-	4
Excess tax benefit from stock-based compensation	137	-
Change in assets and liabilities:
Accounts receivable and other assets	(2,717)	(3,345)
Prepaid program costs and expenses	(9,754)	(25,594)
Accounts payable, accrued expenses, and other current liabilities	(647)	396
Participants’ deposits	46,379	52,572
Net cash provided by operating activities	26,934	16,436

Cash flows from investing activities:
Purchase of available for sale securities	(37,764)	(19,808)
Proceeds from sale of available-for-sale securities	3,393	9,355
Purchase and construction of property and equipment	(719)	(915)
Purchase of intangibles	(132)	(114)
Net cash used in investing activities	(35,222)	(11,482)

Cash flows from financing activities:
Repurchase of common stock	-	(5,327)
Dividend payment to shareholders	(1,054)	(1,080)
Proceeds from exercise of stock options	-	21
Excess tax benefit from stock-based compensation	(137)	-
Net cash used in financing activities	(1,191)	(6,386)

Net decrease in cash and cash equivalents	(9,479)	(1,432)
Cash and cash equivalents, beginning of period	19,519	6,838
Cash and cash equivalents, end of period	$10,040	$5,406

Deployable Cash

Deployable cash is a non-GAAP liquidity measurement and is calculated as the sum of cash and cash equivalents, short-term available-for-sale securities, and prepaid program costs and expenses, less the sum of accounts payable, accrued expenses and other short-term liabilities (excluding deferred taxes) and participant deposits. We believe this non-GAAP measurement is useful to investors in understanding important characteristics of our business.

The following summarizes deployable cash as March 31, 2012 and 2011 (in thousands):
	UNAUDITED
	March 31,		December 31,
	2012	2011	2011
Cash, cash equivalents and short-term available-for-sale securities	$83,699	$88,348	$58,647
Prepaid program cost and expenses	23,053	28,824	13,299
Less: Participants’ deposits	(73,775)	(87,008)	(27,396)
Less: Accounts payable / accruals / other liabilities	(5,439)	(6,528)	(5,970)
Deployable cash	$27,538	$23,636	$38,580

Special Items

Due to cost cutting initiatives, the Company incurred charges related to severance payments made as the workforce was reduced.  The Company also incurred legal and other fees relating to a potential proxy contest.  Special items also include non-cash asset impairments and foreign currency de-designation.

Lastly, as previously disclosed, the Company was party to a shareholder class action suit and is party to an inquiry by the U.S. Securities and Exchange Commission (“SEC”) more fully described in the Company’s filings with the SEC on Form 10-K and 10-Q available on the Company’s website www.ambassadorsgroup.com or at the SEC website www.sec.gov.

As a result of these events, the operations as presented in the accompanying financial statements for the first quarter ended March 31, 2012 and 2011 may not reflect a meaningful comparison between periods or in relation to the operational activities of the Company.  In order to provide more meaningful disclosure, the following table represents a reconciliation of certain earnings measures before special items to those same items after the impact of special items (in thousands except per share data):

	UNAUDITED
	Net Loss		EPS
	Three months ended March 31,		Three months ended March 31,
	2012	2011	2012	2011
Amount before special items	$(7,391)	$(8,503)	$(0.42)	$(0.47)
Asset impairments and loss on sale	-	(4)	-	-
Foreign currency de-designation gain	-	183	-	(0.01)
Legal fees – class action and SEC, net	(180)	(513)	(0.01)	(0.03)
Legal and other fees - proxy contest	(380)	-	(0.02)	-
Separation payments	(173)	-	(0.01)	-
Tax impact	218	108	0.01	(0.01)
Amount per consolidated statement of operations	$(7,906)	$(8,729)	$(0.45)	$(0.48)